TOLL BROTHERS, INC. & SUBSIDIARIES             EXHIBIT 11

                 STATEMENT:  COMPUTATION OF EARNINGS PER SHARE

                                                  Six Months       Six Months
                                                ended April 30    ended April 30
                                                --------------    --------------
                                                     1996             1995
                                                     ----             ----
Net income per income statement                  $16,246,000      $17,704,000
Addback:  Interest on convertible
     debentures, net of income taxes                 785,000          795,000
                                                 -----------      -----------
Net income (Fully-diluted)                       $17,031,000      $18,499,000
                                                 ===========      ===========
Earnings per share:
     Primary                                     $      0.47       $     0.53
     Fully-diluted                               $      0.46       $     0.51

PRIMARY SHARES:
Weighted average shares outstanding               33,823,950       33,447,960

Common stock equivalents - stock options             702,829          168,995
                                                 -----------       ----------
     TOTAL                                        34,526,779       33,616,955
                                                 ===========       ==========
FULLY-DILUTED SHARES:
Weighted average shares outstanding               33,823,950       33,447,734

Common stock equivalents - stock options             717,702          191,253

Shares issuable on conversion of
     subordinated debentures                       2,434,182        2,456,466
                                                 -----------       ----------
     TOTAL                                        36,975,834       36,095,453
                                                 ===========       ==========

                                                Three Months      Three Months
                                               ended April 30    ended April 30
                                                    1996              1995

Net income per income statement                  $ 7,978,000         $ 9,445,000
Addback:  Interest on convertible
     debentures, net of income taxes                 390,000             395,000
                                                 -----------         -----------
Net income (Fully diluted)                       $ 8,368,000         $ 9,840,000

Earnings per share:
     Primary                                     $      0.23         $      0.28
     Fully Diluted                               $      0.23         $      0.27

PRIMARY SHARES:
Weighted average shares outstanding               33,899,709          33,461,796

Common stock equivalents - stock options             606,758             245,269
                                                 -----------         -----------
     TOTAL                                        34,506,467          33,707,065
                                                 ===========         ===========
FULLY-DILUTED SHARES:
Weighted average shares outstanding               33,899,709          33,461,796
Common stock equivalents - stock options             606,890             245,286
Shares issuable on conversion of
     subordinated debentures                       2,422,432           2,445,931
                                                 -----------         -----------
     TOTAL                                        36,929,031          36,153,013
                                                 ===========         ===========

